Filed Pursuant to Rule 433

Registration No. 333-271535

Issuer Free Writing Prospectus dated May 1, 2023

Relating to Preliminary Prospectus Supplement dated May 1, 2023

PRICING TERM SHEET

META PLATFORMS, INC.

May 1, 2023

$1,500,000,000 4.600% Senior Notes due 2028

$1,000,000,000 4.800% Senior Notes due 2030

$1,750,000,000 4.950% Senior Notes due 2033

$2,500,000,000 5.600% Senior Notes due 2053

$1,750,000,000 5.750% Senior Notes due 2063

Summary of Terms

Issuer:	Meta Platforms, Inc.

Format:	SEC Registered

Issue:	Senior Notes

Trade Date:	May 1, 2023

Settlement Date (T+2):	May 3, 2023

Denominations:	$2,000 x $1,000

Ratings:*	A1 (Moody’s Investors Service, Inc.)
AA- (Standard & Poor’s Ratings Services)

Maturity:	2028 Notes: May 15, 2028

2030 Notes: May 15, 2030

2033 Notes: May 15, 2033

2053 Notes: May 15, 2053

2063 Notes: May 15, 2063

Principal Amount:	2028 Notes: $1,500,000,000

2030 Notes: $1,000,000,000

2033 Notes: $1,750,000,000

2053 Notes: $2,500,000,000

2063 Notes: $1,750,000,000

Public Offering Price:	2028 Notes: 99.976%

2030 Notes: 99.774%

2033 Notes: 99.951%

2053 Notes: 99.723%

2063 Notes: 99.702%

Coupon (Interest Rate):	2028 Notes: 4.600%

2030 Notes: 4.800%

2033 Notes: 4.950%

2053 Notes: 5.600%

2063 Notes: 5.750%

Yield to Maturity:	2028 Notes: 4.605%

2030 Notes: 4.838% 2033 Notes: 4.956% 2053 Notes: 5.619% 2063 Notes: 5.769%

Spread to Benchmark Treasury:	2028 Notes: T + 95 bps

2030 Notes: T + 120 bps 2033 Notes: T + 135 bps

2053 Notes: T + 177 bps

2063 Notes: T + 192 bps

Benchmark Treasury:	2028 Notes: UST 3.500% due April 30, 2028

2030 Notes: UST 3.500% due April 30, 2030 2033 Notes: UST 3.500% due February 15, 2033

2053 Notes: UST 4.000% due November 15, 2052

2063 Notes: UST 4.000% due November 15, 2052

Benchmark Treasury Price/Yield:	2028 Notes: 99-09+ and 3.655%

2030 Notes: 99-05 and 3.638%

2033 Notes: 99-04 and 3.606%

2053 Notes: 102-21 and 3.849%

2063 Notes: 102-21 and 3.849%

Interest Payment Dates:	May 15 and November 15, commencing on November 15, 2023

Optional Redemption:	2028 Notes: At any time prior to April 15, 2028, make-whole call at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 15 basis points; par call at any time on or after April 15, 2028.

2030 Notes: At any time prior to March 15, 2030, make-whole call at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 20 basis points; par call at any time on or after March 15, 2030.

2033 Notes: At any time prior to February 15, 2033, make-whole call at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 25 basis points; par call at any time on or after February 15, 2033.

2053 Notes: At any time prior to November 15, 2052, make-whole call at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 30 basis points; par call at any time on or after November 15, 2052.

2063 Notes: At any time prior to November 15, 2062, make-whole call at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 30 basis points; par call at any time on or after November 15, 2062.

Joint Book-Running Managers:	BofA Securities, Inc.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Citigroup Global Markets Inc. (2028 Notes and 2033 Notes)

Co-Managers:	CastleOak Securities, L.P.

Citigroup Global Markets Inc. (2030 Notes, 2053 Notes, 2063 Notes)

Loop Capital Markets LLC

R. Seelaus & Co., LLC

Siebert Williams Shank & Co., LLC

CUSIP / ISIN:	2028 Notes: 30303M8L9/ US30303M8L96

2030 Notes: 30303M8M7 / US30303M8M79

2033 Notes: 30303M8N5 / US30303M8N52

2053 Notes: 30303M8Q8 / US30303M8Q83

2063 Notes: 30303M8R6 / US30303M8R66

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement and a prospectus with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and the related preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the representatives of the underwriters can arrange to send you the prospectus and related preliminary prospectus supplement if you request it by calling BofA Securities, Inc. at 1-800-294-1322, J.P. Morgan Securities LLC at 1-212-834-4533, or Morgan Stanley & Co. LLC at 1-866-718-1649. This information does not purport to be a complete description of these securities or the offering. Please refer to the preliminary prospectus supplement for a complete description of the securities. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

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